                                                                       EXHIBIT 5

                        INVESTMENT MANAGEMENT AGREEMENT
                        -------------------------------

     INVESTMENT MANAGEMENT AGREEMENT (this "Agreement"), dated _______________, 1997, between Composite Bond & Stock Fund, a separate series (the "Fund") of The Composite Funds, a Massachusetts business trust (the "Trust"), and Composite Research & Management Co., a Washington corporation (the "Manager").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Trust is a diversified, open-end series management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to retain the Manager to render investment management services to the Fund, and the Manager is willing to render such services;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.   Appointment.  The Fund hereby appoints the Manager to act as investment
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manager to the Fund for the period and on the terms set forth in this Agreement.
The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

2.   Management.  Subject to the supervision of the Board of Trustees of the
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Trust, the Manager shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase, retention and disposition of securities therefor, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information (as such terms are hereinafter defined) and resolutions of the Trust's Board of Trustees and subject to the following understandings:

     (a) The Manager shall provide supervision of the Fund's investments, furnish a continuous investment program for the Fund's portfolio and determine from time to time what securities will be purchased, retained, or sold by the Fund, and what portion of the assets will be invested or held as cash.

     (b) The Manager shall use reasonable care and judgment in the management of the Fund's portfolio.

     (c) The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust (as hereinafter defined) of the Trust and by the investment policies of the Fund as determined by the Board of Trustees of the Trust and set forth in the Prospectus and Statement of Additional Information. All acts of the Manager shall conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

     (d) The Manager shall determine the securities to be purchased or sold by the Fund and at the Fund's expense, and shall place orders for the purchase and sale of portfolio securities pursuant to its determinations with brokers or dealers selected by the Manager. In executing portfolio transactions and selecting brokers or dealers, the Manager shall use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Manager may consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager also may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Manager exercises investment discretion. The Manager is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting the transaction if the Manager determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Manager to the Fund and/or other accounts over which the Manager exercises investment discretion.

     (e) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other fiduciary accounts for which it has investment responsibility, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so sold or purchased in order to obtain the best execution, most favorable net price or lower brokerage commissions. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other fiduciary accounts.

     (f) On each business day the Manager shall provide a list of all transactions concerning the Fund's assets.

     (g) When the Manager makes investment recommendations for the Fund, its personnel shall not inquire or take into consideration whether the issuer of the securities proposed for purchase or sale for the Fund's account is a customer of any affiliate of the Manager. In dealing with commercial customers, the Manager's affiliates shall not inquire or take into consideration whether securities of those customers are held by the Fund.

3.   Services Not Exclusive.  The investment management services rendered by the
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Manager hereunder to the Fund are not to be deemed exclusive, and the Manager shall have the right to render similar services to others, including, without limitation, other investment companies.

4.   Expenses.  During the term of this Agreement, the Manager shall pay all
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expenses incurred by it in connection with its activities under this Agreement including the salaries and expenses of any of its officers or employees who act as officers, Trustees or employees of the Fund or the Trust but excluding the cost of securities purchased for the Fund and the amount of any brokerage fees and commissions incurred in executing portfolio transactions for the Fund, and provide the Fund with suitable office space. Other expenses to be incurred in the operation of the Fund (other than those borne by any third party), including taxes, interest, brokerage fees and commissions, if any, fees of Trustees who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of the Manager or the Fund's administrator or any of their affiliates, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, bookkeeping, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of maintaining corporate existence, costs of independent pricing services, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing, printing and distributing prospectuses, costs of stockholders' reports and corporate meetings, costs of implementing and operating the Fund's service plan, and any extraordinary expenses will be borne by the Fund.

5.   Compensation.  For the services provided pursuant to this Agreement, the
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Fund shall pay to the Manager as full compensation therefor a monthly fee computed on the average daily net assets of the Fund equal to .625% per annum up to the first $250 million of such assets; and .50% per annum on such assets in excess of $250 million. The Fund acknowledges that the Manager, as agent for the Fund, will allocate a portion of the fee equal to .15% of such assets to Murphey Favre Securities Services, Inc. for administrative services, portfolio accounting and regulatory compliance systems and a portion of the fee equal to
 .125% of such assets to Composite Funds Distributor, Inc. for facilitating distribution of the Funds.

6.   Limitation of Liability.  The Manager shall not be liable for any error of
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judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7.   Delivery of Documents.  The Fund has heretofore delivered to the Manager
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true and complete copies of each of the following documents and shall promptly deliver to it all future amendments and supplements thereto, if any:

     (a) Agreement and Declaration of Trust of the Trust (such Agreement and Declaration as presently in effect and as amended from time to time, the "Declaration of Trust");

     (b) Bylaws of the Trust;

     (c) Resolutions of the Board of Trustees of the Trust authorizing the appointment of the Manager and approving the form of this Agreement;

     (d) Registration Statement under the Securities Act of 1933 and under the 1940 Act of the Trust on Form N-1A, and all amendments thereto, as filed with the Securities and Exchange Commission (the "Registration Statement") relating to the Fund and the shares of the Fund's common stock;

     (e) Notification of Registration of the Trust under the 1940 Act on Form N-8A;

     (f) Prospectus of the Fund (such prospectus as presently in effect and/or as amended or supplemented from time to time, the "Prospectus"); and

     (g) Statement of Additional Information of the Fund (such statement as presently in effect and/or as amended or supplemented from time to time, the "Statement of Additional Information").

8.   Duration and Termination.  This Agreement shall become effective as of the
     ------------------------
date the Fund commences its investment operations. Unless terminated as provided herein, this Agreement shall thereafter continue in effect provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons" to any such party, cast in person at a meeting called for that purpose, or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, (a) this Agreement may be terminated at any time, without the payment of any penalty, by either the Fund (by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund) or the Manager, on sixty (60) days prior written notice to the other and (b) shall automatically terminate in the event of its assignment. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the meanings assigned to such terms in the 1940 Act.

9.   Amendments.  No provision of this Agreement may be amended, modified,
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waived or supplemented except by a written instrument signed by the party against which enforcement is sought. No amendment of this Agreement shall be effective until approved in accordance with the provisions of the 1940 Act.

10.  Use of Name and Logo.  The Fund agrees that it shall furnish to the
     --------------------
Manager, prior to any use or distribution thereof, copies of all prospectuses, statements of additional information, proxy statements, reports to stockholders, sales literature, advertisements, and other material prepared for distribution to stockholders of the Fund or to the public, which in any way refer to or describe the Manager or which include any trade names, trademarks or logos of the Manager or of any affiliate of the Manager. The Fund further agrees that it shall not use or distribute any such material if the Manager reasonably objects in writing to such use or distribution within five (5) business days after the date such material is furnished to the Manager.

     The Manager owns the name "Composite", which may be used by the Fund or the Trust only with the consent of the Manager. The Manager consents to the use by the Trust of the name "Composite" and the use by the Fund of the name "Composite" or any other name embodying the name "Composite", but only on condition and so long as (i) this Agreement shall remain in full force, (ii) the Fund and the Trust shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it, and (iii) the Manager is the manager of the Fund and the Trust. No such name shall be used by the Fund or the Trust at any time or in any place or for any purposes or under any conditions except as provided in this section. The foregoing authorization by the Manager to the Fund and the Trust to use the name "Composite" as part of a business or name is not exclusive of the right of the Manager itself to use, or to authorize others to use, the same; the Fund and the Trust acknowledge and agree that as between the Manager and the Fund or the Trust, the Manager has the exclusive right so to use, or authorize others to use, such name, and the Fund and the Trust agree to take such action as may reasonably be requested by the Manager to give full effect to the provisions of this section (including, without limitation, consenting to such use of such name). Without limiting the generality of the foregoing, the Fund and the Trust agree that, upon (i) any violation of the provisions of this Agreement by the Fund or the Trust or (ii) any termination of this Agreement, by either party or otherwise, the Fund and the Trust will, at the request of the Manager made within six months after such violation or termination, use its best efforts to change the name of the Fund and the Trust so as to eliminate all reference, if any, to the name "Composite" and will not thereafter transact any business in a name containing the name "Composite" in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such name, or otherwise use the name "Composite" or any other reference to the Manager. Such covenants on the part of the Fund and the Trust shall be binding upon it, its Trustees, officers, stockholders, creditors and all other persons claiming under or through it.

     The provisions of this section shall survive termination of this Agreement.

11.  Notices.  Any notice or other communication required to be given pursuant
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to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, if to the Fund: 601 W. Main Ave., Suite 300, Spokane, Washington 99201; or if to the Manager: 1201 Third Avenue, Suite 1220, Seattle, Washington 98101; or to either party at such other address as such party shall designate to the other by a notice given in accordance with the provisions of this section.

12.  Miscellaneous.
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     (a) Except as otherwise expressly provided herein or authorized by the
     Board of Trustees of the Trust from time to time, the Manager for all purposes herein shall be deemed to be an independent contractor and shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     (b) The Fund shall furnish or otherwise make available to the Manager such information relating to the business affairs of the Fund as the Manager at any time or from time to time reasonably requests in order to discharge its obligations hereunder.

     (c) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall inure to the benefit of the parties hereto and their respective successors.

     (d) If any provision of this Agreement shall be held or made invalid or by any court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.  Declaration of Trust and Limitation of Liability.  A copy of the
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Declaration of Trust of the Trust is on file with the Secretary of State of the
Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by an officer of the Trust on behalf of the Trustees of the Trust, as trustees and not individually, on further behalf of the Fund, and that the obligations of this Agreement shall be binding upon the assets and properties of the Fund only and shall not be binding upon the assets and properties of any other series of the Trust or upon any of the Trustees, officers, employees, agents or shareholders of the Fund or the Trust individually.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first above-written.


                         THE COMPOSITE FUNDS, on behalf of its
                         series COMPOSITE BOND & STOCK FUND




                         By:
                              ---------------------------------
                              William G. Papesh
                              President
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Attest:


By:
     ------------------------------
     John T. West
     Secretary

                         COMPOSITE RESEARCH &
                         MANAGEMENT CO.

                         By:
                              ------------------------------
                              William G. Papesh
                              President

Attest:


By:
     ------------------------------
     Sharon L. Howells
     Secretary

                         SCHEDULE OF DIFFERENCES AMONG
                        INVESTMENT MANAGEMENT AGREEMENTS
                      PURSUANT TO RULE 483(d)(2) UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     The Investment Management Agreements between, on the one hand, Composite Research & Management Co. and, on the other, The Composite Funds on behalf of each of series thereof are identical in all respects with the exception of the compensation specified in Section 5 of each Agreement, which varies as follows:

FUND                                    FEE
----                                    ---

Composite Bond & Stock Fund             Monthly fee equal to .625% per annum
Composite Growth & Income Fund          computed on the average daily net assets
Composite Income Fund                   of the Fund; on assets in excess of $250
Composite U.S. Government Securities    million, the fee decreases to .50% per
     Fund                               annum.


Composite Tax-Exempt Bond Fund          Monthly fee equal to .50% per annum
                                        computed on the average daily net assets
                                        of the Fund; on assets in excess of $250
                                        million, the fee decreases to .40% per
                                        annum.


Composite Cash Management Company       Monthly fee computed on the average
     Money Market Fund                  daily net assets of the Fund equal to
Composite Cash Management Company       .45% per annum up to the first $1
     Tax-Exempt Money Market Fund       billion of assets; .40% per annum on
                                        assets of $1 billion and above.*


Composite Northwest Fund                Monthly fee computed on the average
                                        daily net assets of the Fund equal to
                                        .625% per annum up to the first $500
                                        million of assets; .50% per annum on
                                        assets of $500 million to $1 billion;
                                        .375% per annum on assets of $1 billion
                                        and above.

     The Management Contract has been amended, effective (if at all) upon the acquisition by Composite Cash Management Company Money Market Fund of the assets of Global Money Fund and U.S. Government Money Fund, each a series of The Sierra Trust Funds, to reduce the fees payable by Composite Cash Management Money Market Fund and Composite Cash Management Company Tax-Exempt Money Market Fund to .40% per annum on the average daily net assets of each Fund.